Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A of our report dated March 31, 2026, relating to the financial statements of Mayfair Gold Corp. for the years ended December 31, 2025 and 2024, which appears in Exhibit 4.4 and incorporated by reference in this Registration Statement on Form F-10/A.

We also consent to the reference to us under the heading “Interest of Experts” in this Registration Statement and in the Annual Information Form, filed as Exhibit 4.1 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of Mayfair Gold Corp.) to this Registration Statement on Form F-10/A.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

Licensed Public Accountants

May 28, 2026